Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2025, relating to the financial statements of PubMatic, Inc. and the effectiveness of PubMatic, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PubMatic, Inc. for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
San Jose, California
February 27, 2025